SECURITIES AND EXCHANGE COMMISSION

                          Washington, DC 20549

                               FORM 8-K

                            CURRENT REPORT

                    Pursuant to Section 13 or 15(d) of the

                      Securities Exchange Act of 1934

               Date of Report (Date of earliest event reported)
                               November 12, 1997
                               -----------------

                              Monarch Avalon, Inc.
                              -------------------
            (Exact name of registrant as specified in its charter)


                 Delaware               0-8512            52-1073628
              ---------------       --------------     ------------------
              (State or other       (Commission        (IRS Employer
              jurisdiction of       file number)       Identification No.)


            4517 Harford Road, Baltimore, Maryland           21214
            -------------------------------------------------------
            (Address of principal executive office)      (Zip Code)


         Registrant's telephone number, including area code, (410) 254-9200

Item 5.  Other Events
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On November 12, 1997, the Company and Activision, Inc., the Company's
licensee pursuant to a license agreement pertaining to certain CIVILIZATION game products, filed a lawsuit in the United States District Court for the Central District of California against MicroProse Software, Inc., MicroProse, Inc., and Spectrum HoloByte, Inc. for trademark infringement, trademark dilution, false designation of origin, false advertising, unfair competion, and deceptive trade practices in connection with the publication by MicroProse Software, Inc., MicroProse, Inc., and Spectrum HoloByte, Inc.
of certain CIVILIZATION computer game products. Thereafter, Activision and the Company filed an amended complaint with additional claims for declaratory relief and cancellation of MicroProse's related trademark registration.

On April 7, 1998, MicroProse, Inc. and MicroProse Software, Inc., answered the complaint. MicroProse, Inc., MicroProse Software, Inc. and Hartland Trefoil, Ltd., a United Kingdom corporation affiliate of MicroProse, Inc. that originally licensed certain rights to CIVILIZATION to the Company, also presented a counterclaim for false advertising, unfair competion, trademark infringement, unfair business practices, breach of contract, copyright infringement and misappropriation in connection with Activision's announced plans to develop and publish CIVILIZATION games under license from the Company. MicroProse, MicroProse Software, and Hartland
Trefoil also seek cancellation of the Company's related trademark registration.

Both the Company and opposing parties are seeking damages and injunctive relief with respect to publication of future CIVILIZATION products.

The Company intends to defend itself and pursue its claims vigorously in these actions. During April 1998, all parties have pursued discovery in these actions. Management has determined through such discovery that in the event that the Company should not prevail in these actions, the Company may not be able to ship or sell certain of its products and may be required to pay damages, both of which would have a material adverse effect on the business, operating results, and financial condition of the Company.

                              SIGNATURES
                              ----------

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


                                  MONARCH AVALON, INC.


Date:  May 1, 1998               By: /s/ A. Eric Dott
                                     -----------------------------------
                                     A. Eric Dott, Chairman of the Board